UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2007

CAREGUIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22319	16-1476509
(Commission File No.)	(IRS Employer Identification No.)

4401 N.W. 124th Avenue

Coral Springs, Florida 33065

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 796-3714

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2007, the board of directors of CareGuide, Inc. (the “Registrant”) appointed Chris E. Paterson, the Registrant’s President and Chief Executive Officer, to fill a vacancy on the board resulting from the resignation of Daniel C. Lubin. Mr. Lubin resigned on May 15, 2007, effective as of that date.

There is no arrangement or understanding between Dr. Paterson and any other person pursuant to which he was selected as a director. As an employee of the Registrant, Dr. Paterson is not expected to be named to any committee of the board of directors and will not receive any additional compensation for serving as a director.

The following is additional information about Dr. Paterson:

Chris E. Paterson, Ph.D., age 46, became our President and Chief Executive Officer on January 25, 2006. Prior to that, Dr. Paterson was President and Chief Executive Officer of CCS Consolidated, Inc. and a member of its board of directors since January 2005. He joined CCS Consolidated as Executive Vice President in July 2004. From 2002 to 2004, Dr. Paterson served as the President of the Central Region of UnitedHealth Group’s AmeriChoice Corporation, having served as CEO of AmeriChoice health plans in Pennsylvania from 1998 to 2002. From 1990 to 1998, he worked with Merit Behavioral Care Corporation, serving in such positions as Executive Vice President of the Eastern Division and President of Tennessee Behavioral Health. Dr. Paterson has served on the boards of such entities as the City of Philadelphia Department of Health and the American Heart Association Southeastern Pennsylvania Region. Dr. Paterson received his Ph.D. in psychology from Ohio State University, interned at the University of Florida and served on the faculty of the University of Miami early in his career.

Additional information about Dr. Paterson, including a description of his employment agreement, compensation paid during the year ended December 31, 2006, benefits, ownership of the Registrant’s equity securities, and other matters is included in the Registrant’s Proxy Statement, dated April 30, 2007, with respect to the Annual Meeting of Stockholders to be held on June 13, 2007.

                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2007	CAREGUIDE, INC. By: /s/ Glen A. Spence Glen A. Spence Executive Vice President and Chief Financial Officer

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